Exhibit 10.2
AMENDED AND RESTATED OMNIBUS AGREEMENT
This AMENDED AND RESTATED OMNIBUS AGREEMENT (the “Agreement”) is entered into on, and effective as of, April 1, 2012, among Tesoro Corporation, a Delaware corporation (“Tesoro”), on behalf of itself and the other Tesoro Entities (as defined herein), Tesoro Refining and Marketing Company, a Delaware corporation (“Tesoro Refining and Marketing”), Tesoro Companies, Inc., a Delaware corporation (“Tesoro Companies”), Tesoro Alaska Company, a Delaware company (“Tesoro Alaska”), Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), and Tesoro Logistics GP, LLC, a Delaware limited liability company (the “General Partner”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
R E C I T A L S:
1.    The Parties executed that certain Omnibus Agreement dated as of April 26, 2011, and amended by that certain Amendment No. 1 to Omnibus Agreement dated as of February 28, 2012 (together, the “Original Agreement”).
2.    The Parties desired by their execution of the Original Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain business opportunities that the Tesoro Entities (as defined herein) will not engage in for so long as the Partnership is an Affiliate of Tesoro.
3.    The Parties desired by their execution of the Original Agreement to evidence their understanding, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties to each other.
4.    The Parties desired by their execution of the Original Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the amount to be paid by the Partnership for the centralized corporate services to be performed by the General Partner and its Affiliates (as defined herein) for and on behalf of the Partnership Group (as defined herein).
5.    The Parties desired by their execution of the Original Agreement to evidence their understanding, as more fully set forth in Article V, with respect to certain maintenance capital and other expenditures to be reimbursed by Tesoro Refining and Marketing to the Partnership Group.
6.    The Parties desired by their execution of the Original Agreement to evidence their understanding, as more fully set forth in Article VI, with respect to the Partnership Group's right of first offer with respect to the ROFO Assets (as defined herein).
7.    The Parties desired by their execution of the Original Agreement to evidence their understanding, as more fully set forth in Article VII, with respect to the granting of a license from Tesoro to the Partnership Group and the General Partner.
8.    The Parties desired by their execution of the Original Agreement to evidence their understanding, as more fully set forth in Article VIII, with respect to the transfer of the

Represented Employees (as defined herein) from Tesoro Refining and Marketing to the General Partner and the Partnership Group's right to use certain vehicles leased by the General Partner.
9.     The Parties desire to amend and restate the Original Agreement to allow, among other items, for the application of the terms hereof to additional contributions of assets from the Tesoro Entities to the Partnership Group.
In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS

1.1     Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Administrative Fee” is defined in Section 4.1.
“Affiliate” is defined in the Partnership Agreement.
“Annual Environmental Deductible” is defined in Section 3.7.
“Annual ROW Deductible” is defined in Section 3.7.
“Assets” means all gathering pipelines, transportation pipelines, storage tanks, trucks, truck racks, terminal facilities, wharves, offices and related equipment, real estate and other assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred pursuant to a Contribution Agreement to any member of the Partnership Group, or, with respect to a Contribution Agreement, owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Partnership Group, prior to or as of the applicable Closing Date.
“Closing Date” means the applicable date for each Contribution Agreement as set forth on Schedule VII to this Agreement.
“Conflicts Committee” is defined in the Partnership Agreement.
“Contribution Agreement” means the applicable contribution agreement identified on Schedule VII to this Agreement, together with the applicable additional conveyance documents and instruments contemplated or referenced thereunder.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether (a) through ownership of securities of any class of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person, (b) by contract, or (c) otherwise.

“Covered Environmental Losses” is defined in Section 3.1.
“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws, each as amended from time to time.
“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
“First Deadline Date” means the applicable date for each Contribution Agreement set forth on Schedule VII to this Agreement.
“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.
“Identification Deadline” means the later of (a) the First Deadline Date, and (b) the earlier of (i) the Second Deadline Date and (ii) the occurrence of a Partnership Change of Control.
“Indemnified Party” means the Partnership Group or the Tesoro Entities, as the case may be, in its capacity as the party entitled to indemnification in accordance with Article III.
“Indemnifying Party” means with respect to a Contribution Agreement, the Partnership Group or the Tesoro Indemnifying Parties, as the case may be, in their respective capacity as the party from whom indemnification may be sought in accordance with Article III.
“License” is defined in Section 7.1.
“Limited Partner” is defined in the Partnership Agreement.
“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney's and expert's fees) of any and every kind or character, known or unknown, fixed or contingent.

“Marks” is defined in Section 7.1.
“Name” is defined in Section 7.1.
“NuStar Agreement” means that certain Pipeline Control Center Services Agreement dated December 24, 2002 between Kaneb Pipe Line Operating Partnership, L.P., a Delaware limited partnership, and Tesoro High Plains Pipeline Company, a Delaware corporation.
“Offer” is defined in Section 2.3.
“Original Agreement” is defined in the recitals to this Agreement.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Tesoro Logistics LP dated as of April 26, 2011.
“Partnership Change of Control” means Tesoro ceases to Control the general partner of the Partnership.
“Partnership Group” means the Partnership and any of its Subsidiaries, treated as a single consolidated entity.
“Partnership Group Member” means any member of the Partnership Group.
“Partnership Security” is defined in the Partnership Agreement.
“Party” and “Parties” are defined in the introduction to this Agreement.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization association, government agency or political subdivision thereof or other entity.
“Pipeline Rate Regulatory Agencies” means the applicable federal, state and local governmental or regulatory agencies having jurisdiction over rates to be charged for services provided with respect to the Assets contributed under a Contribution Agreement.
“Proposed Transaction” is defined in Section 6.2(a).
“Prudent Industry Practice” means such practices, methods, acts, techniques, and standards as are in effect at the time in question that are consistent with the higher of (a) the standards generally followed by the United States pipeline and terminalling industries and (b) the standards applied or followed by Tesoro or its Affiliates in the performance of similar tasks or projects, or by the Partnership Group or its Affiliates in the performance of similar tasks or projects.
“Registration Statement” means the Registration Statement on Form S-1 filed by the Partnership with the United States Securities and Exchange Commission (Registration No. 333-171525), as amended.
“Represented Employees” is defined in Section 8.1(a).

“Retained Assets” means with respect to a particular Contribution Agreement, all gathering pipelines, transportation pipelines, storage tanks, trucks, truck racks, terminal facilities, offices and related equipment, real estate and other related assets, or portions thereof owned by any of the Tesoro Entities that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to that Contribution Agreement or the other documents referred to in that Contribution Agreement, including, for the avoidance of doubt, all gathering pipelines, transportation pipelines, storage tanks, trucks, truck racks, terminal facilities, offices and related equipment, real estate and other related assets, or portions thereof owned by any of the Tesoro Entities and located in Hawaii; provided, however, that once any such assets have been directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to any other Contribution Agreement or the other documents referred to in any other Contribution Agreement, such assets shall not be included in the definition of “Retained Assets” for purposes of the first-referenced Contribution Agreement in this definition with respect to the period on or after the Closing Date under that other Contribution Agreement.
“ROFO Asset Owner” means, with respect to a ROFO Asset, the applicable Tesoro Entity set forth opposite such ROFO Asset on Schedule V to this Agreement.
“ROFO Assets” means the assets listed on Schedule V to this Agreement.
“ROFO Notice” is defined in Section 6.2(a).
“ROFO Period” is defined in Section 6.1(a).
“ROFO Response” is defined in Section 6.2(a).
“Second Deadline Date” means the applicable date for each Contribution Agreement as set forth on Schedule VII to this Agreement.
“Schedules” means Schedules I through VII attached to this Agreement, as may be amended and restated pursuant to Section 9.2.
“Subject Assets” is defined in Section 2.2(c).
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors, managers or other governing body of such Person.

“Tesoro Entities” means Tesoro and any Person Controlled, directly or indirectly, by Tesoro other than the General Partner or a member of the Partnership Group; and “Tesoro Entity” means any of the Tesoro Entities.
“Tesoro Indemnifying Parties” is defined in Section 3.1(a).
“Tesoro Indemnified Parties” is defined in Section 3.4.
“Third Deadline Date” means the applicable date for each Contribution Agreement as set forth on Schedule VII to this Agreement.
“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions.
ARTICLE II
BUSINESS OPPORTUNITIES

2.1     Restricted Activities. Except as permitted by Section 2.2, the General Partner and each of the Tesoro Entities shall be prohibited from owning, operating, engaging in, acquiring, or investing in any business that owns or operates crude oil or refined products pipelines, terminals or storage facilities in the United States.

2.2     Permitted Exceptions. Notwithstanding any provision of Section 2.1 to the contrary, the Tesoro Entities may engage in the following activities under the following circumstances:

(a)the ownership and/or operation of any of the Retained Assets (including replacements or expansions of the Retained Assets);

(b)the acquisition, ownership or operation of any logistics asset, including, without limitation, any crude oil or refined products pipeline, terminal or storage facility, that is acquired or constructed by a Tesoro Entity and that is (i) within, directly connected to, substantially dedicated to, or an integral part of, any refinery owned, acquired or constructed by a Tesoro Entity or (ii) acquired or constructed by a Tesoro Entity to replace an Asset of the Partnership Group that no longer provides services to any Tesoro Entity due to the occurrence of a force majeure event under a commercial contract between one or more Tesoro Entities and one or more members of the Partnership Group that prevents the Partnership Group from providing services under such commercial contract;

(c)the acquisition, ownership or operation of any asset or group of related assets used in the activities described in Section 2.1 that are acquired or constructed by a Tesoro Entity after April 26, 2011 (the “Subject Assets”) if:

(i)the fair market value of the Subject Assets (as determined in good faith by the Board of Directors, or other governing body, of the Tesoro Entity that will own the Subject Assets) is less than $5 million at the time of such acquisition by the Tesoro Entity or completion of construction, as the case may be; or

(ii)in the case of an acquisition or the construction of Subject Assets with a fair market value (as determined in good faith by the Board of Directors, or other governing body, of the Tesoro Entity that will own the Subject Assets) equal to or greater than $5 million at the time of such acquisition by a Tesoro Entity or the completion of construction, as applicable, the Partnership has been offered the opportunity to purchase the Subject Assets in accordance with Section 2.3 and the Partnership has elected not to purchase the Subject Assets; and

(d)the ownership of equity interests in the General Partner and the Partnership Group.

2.3     Procedures.

(a)If a Tesoro Entity acquires or constructs Subject Assets as described in Section 2.2(c)(ii), then not later than six months after the consummation of the acquisition or the completion of construction by such Tesoro Entity of the Subject Assets, as the case may be, the Tesoro Entity shall notify the General Partner in writing of such acquisition or construction and offer the Partnership Group the opportunity to purchase such Subject Assets in accordance with this Section 2.3 (the “Offer”). The Offer shall set forth the terms relating to the purchase of the Subject Assets and, if any Tesoro Entity desires to utilize the Subject Assets, the Offer will also include the terms on which the Partnership Group will provide services to the Tesoro Entity to enable the Tesoro Entity to utilize the Subject Assets. As soon as practicable, but in any event within 60 days after receipt of the Offer, the General Partner shall notify the Tesoro Entity in writing that either (i) the General Partner has elected not to cause a Partnership Group Member to purchase the Subject Assets, in which event the Tesoro Entity shall be forever free to continue to own or operate such Subject Assets, or (ii) the General Partner has elected to cause a Partnership Group Member to purchase the Subject Assets, in which event the procedures outlined in the remainder of this Section 2.3 shall apply.

(b)If the Tesoro Entity and the General Partner are able to agree on the fair market value of the Subject Assets that are subject to the Offer and the other terms of the Offer including, without limitation, the terms, if any, on which the Partnership Group will provide services to the Tesoro Entity to enable the Tesoro Entity to utilize the Subject Assets, within 60 days after receipt by the General Partner of the Offer, a Partnership Group Member shall purchase the Subject Assets for the agreed upon fair market value as soon as commercially practicable after such agreement has been reached and, if applicable, enter into an agreement with the Tesoro Entity to provide services in a manner consistent with the Offer.

(c)If the Tesoro Entity and the General Partner are unable to agree on the fair market value of the Subject Assets that are subject to the Offer or the other terms of the Offer including, if applicable, the terms on which the Partnership Group will provide services to the Tesoro Entity to enable the Tesoro Entity to utilize the Subject Assets, within 60 days after receipt by the General Partner of the Offer, the Tesoro Entity and the General Partner will engage a mutually agreed upon, nationally recognized investment banking firm to determine the fair market value of the Subject Assets and any other terms on which the Partnership Group and the Tesoro Entity are unable to agree. The investment banking firm will determine the fair market value of the Subject Assets and any other terms on which the Partnership Group and the

Tesoro Entity are unable to agree within 30 days of its engagement and furnish the Tesoro Entity and the General Partner its determination. The fees of the investment banking firm will be split equally between the Tesoro Entity and the Partnership Group. Once the investment banking firm has submitted its determination of the fair market value of the Subject Assets and any other terms on which the Partnership Group and the Tesoro Entity are unable to agree, the General Partner will have the right, but not the obligation to cause a Partnership Group Member to purchase the Subject Assets pursuant to the Offer, as modified by the determination of the investment banking firm. If the General Partner elects to cause a Partnership Group Member to purchase the Subject Assets, then the Partnership Group Member shall purchase the Subject Assets under the terms of the Offer, as modified by the determination of the investment banking firm as soon as commercially practicable after such determination and, if applicable, enter into an agreement with the Tesoro Entity to provide services in a manner consistent with the Offer, as modified by the determination of the investment banking firm.

2.4     Scope of Prohibition. Except as provided in this Article II and the Partnership Agreement, each Tesoro Entity shall be free to engage in any business activity, including those that may be in direct competition with any Partnership Group Member.

2.5     Enforcement. The Tesoro Entities agree and acknowledge that the Partnership Group does not have an adequate remedy at law for the breach by the Tesoro Entities of the covenants and agreements set forth in this Article II, and that any breach by the Tesoro Entities of the covenants and agreements set forth in this Article II would result in irreparable injury to the Partnership Group. The Tesoro Entities further agree and acknowledge that any Partnership Group Member may, in addition to the other remedies which may be available to the Partnership Group, file a suit in equity to enjoin the Tesoro Entities from such breach, and consent to the issuance of injunctive relief under this Agreement.

ARTICLE III
INDEMNIFICATION

3.1     Environmental Indemnification.

(a)Subject to Section 3.2 and Section 3.7 and with respect to Assets conveyed, contributed or otherwise transferred pursuant to a Contribution Agreement, each of the Tesoro Entities set forth on Schedule VII attached to this Agreement with respect to that Contribution Agreement (the “Tesoro Indemnifying Parties”), severally and not jointly, shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:
(i)any violation or correction of violation of Environmental Laws;

(ii)any event, condition or environmental matter associated with or arising from the ownership or operation of the Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations)including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work;

(iii)any event, condition or environmental matter or legal action pending as of the Closing Date against the Tesoro Entities, a true and correct summary of which with respect to Assets conveyed, contributed or otherwise transferred pursuant to a particular Contribution Agreement is described on Schedule I to this Agreement; and

(iv)any event, condition or environmental matter associated with or arising from the Retained Assets, whether occurring before or after the Closing Date;

provided, however, that with respect to any violation under Section 3.1(a)(i) or any event, condition or environmental matter included under Section 3.1(a)(ii) that is associated with the ownership or operation of the Assets conveyed, contributed or otherwise transferred pursuant to a particular Contribution Agreement, the Tesoro Indemnifying Parties will be obligated to indemnify the Partnership Group only to the extent that such violation, event, condition or environmental matter (x) occurred before the Closing Date for that Contribution Agreement under then-applicable Environmental Laws and (y)(i) such violation, event, condition or environmental matter is set forth on Schedule II to this Agreement or (ii) Tesoro is notified in writing of such violation, event, condition or environmental matter prior to the applicable Identification Deadline (Sections 3.1(a)(i) through (iv) collectively, with respect to that Contribution Agreement being “Covered Environmental Losses”).
(b)The Partnership Group shall indemnify, defend and hold harmless the Tesoro Entities from and against any Losses suffered or incurred by the Tesoro Entities, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i)any violation or correction of violation of Environmental Laws associated with or arising from the ownership or operation of the Assets; and

(ii)any event, condition or environmental matter associated with or arising from the ownership or operation of the Assets (including, but not limited to, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense for any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work;

and regardless of whether such violation under Section 3.1(b)(i) or such event, condition or environmental matter included under Section 3.1(b)(ii) occurred before or after the Closing Date, in each case, to the extent that any of the foregoing are not Covered Environmental Losses for which the Partnership Group is entitled to indemnification from the Tesoro Indemnifying Parties under this Article III without giving effect to the Annual Environmental Deductible.
3.2     Right of Way Indemnification. Subject to Section 3.7 and any applicable limitations set forth in Schedule VII with respect to Assets conveyed, contributed or otherwise transferred pursuant to a particular Contribution Agreement, and with respect to Assets conveyed, contributed or otherwise transferred pursuant to a particular Contribution Agreement, each of the Tesoro Indemnifying Parties, severally and not jointly, shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of (a) the failure of the applicable Partnership Group Member (or other party specified on Schedule VII) to be the owner of such valid and indefeasible easement rights or fee ownership or leasehold interests in and to the lands on which any crude oil or refined products pipeline or related pump station, wharf, storage tank, terminal or truck rack or any related facility or equipment conveyed or contributed to the applicable Partnership Group Member on the applicable Closing Date is located as of the Closing Date, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by the applicable Tesoro Entity immediately prior to the Closing Date; (b) the failure of the applicable Partnership Group Member to have the consents, licenses and permits necessary to allow any such pipeline referred to in clause (a) of this Section 3.2 to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Closing Date, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by the applicable Tesoro Entity immediately prior to the Closing Date; and (c) the cost of curing any condition set forth in clause (a) or (b) of this Section 3.2 that does not allow any Asset to be operated in accordance with Prudent Industry Practice, in each case to the extent that Tesoro is notified in writing of any of the foregoing prior to the Identification Deadline.

3.3     Pipeline Control Center Services Indemnification and Related Matters. With respect to the Assets contributed pursuant to the “Initial Contribution Agreement” set forth on Schedule VII, Tesoro Refining and Marketing shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group during the period commencing on the Closing Date and ending on April 26, 2016, in excess of $15,000 per month as a result of (a) the non-renewal or failure to extend the terms of the NuStar Agreement beyond December 31, 2012, (b) an increase in the service fee described in Section 2.1 of the NuStar Agreement or (c) the cost and expense of any third-party service provider or operator or any Tesoro Entity providing control and monitoring functions (including, but not limited to pipeline scheduling, leak detection, reconciliation of oil transfer tickets, data reporting, customer support, SCADA systems support, satellite communication, compliance and regulatory services, general technical support and operations, maintenance and emergency response manuals) on or for the High Plains pipeline system, provided, however, that Tesoro Refining and Marketing shall not be required to indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group pursuant to this Section 3.3 in excess of $2,500,000. If the Partnership Group fails to extend the term of the NuStar Agreement beyond December 31, 2012 or is unable to procure the services of a third-party service provider or operator or any Tesoro Entity to provide control and monitoring services, the Partnership Group may request in writing that Tesoro Refining and Marketing construct a control room that is adequate to enable the Partnership Group to control and monitor the High Plains pipeline system in accordance with Prudent Industry Practice for the sole purposes of providing such services. In the event of such request, Tesoro Refining and Marketing shall, within 30 days of receipt of such request, notify the Partnership Group of (i) its intent to, and shall use commercially reasonable efforts to, promptly construct or (ii) its intent to, and shall, bear the cost of constructing, a control room, subject to a maximum amount of $2,500,000 less any amounts previously paid to the Partnership Group under this Section 3.3.

3.4     Represented Employees. With respect to Assets conveyed, contributed or otherwise transferred pursuant to a particular Contribution Agreement, and if applicable, the General Partner shall indemnify, defend and hold harmless each of the Tesoro Entities set forth on Schedule VII attached to this Agreement with respect to that Contribution Agreement (the “Tesoro Indemnified Parties”) from and against any Losses suffered or incurred by the Tesoro Indemnified Parties by reason of or arising out of the transfer of the Represented Employees to the General Partner pursuant to Section 8.1 and the employment of the Represented Employees by the General Partner, including any Losses suffered or incurred resulting from actions taken, or liabilities incurred by the Tesoro Indemnified Parties with respect to the Represented Employees in connection with applicable collective bargaining agreements covering such Represented Employees.

3.5     Additional Indemnification.

(a)In addition to and not in limitation of the indemnification provided under Sections 3.1(a), 3.2, and 3.3 and with respect to a respective Contribution Agreement, each of the Tesoro Indemnifying Parties, severally and not jointly, shall indemnify, defend, and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of (i) events and conditions associated with the ownership or operation of the Assets and occurring before the applicable Closing Date (other than Covered Environmental Losses, which are provided for under Sections 3.1, and those Losses provided for under Section 3.2) to the extent that Tesoro is notified in writing of any of the foregoing prior to the Third Deadline Date, (ii) any pending (as of the applicable Closing Date) legal actions against the Tesoro Entities set forth on Schedule III to this Agreement, (iii) events and conditions associated with the Retained Assets and whether occurring before or after the Closing Date, (iv) the failure to obtain any necessary consent from the Pipeline Rate Regulatory Agencies, if applicable, and (v) all federal, state and local income tax liabilities attributable to the ownership or operation of the Assets prior to the Closing Date, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), and any such income tax liabilities of the Tesoro Entities that may result from the consummation of the formation transactions for the Partnership Group and the General Partner occurring on or prior to the Closing Date.

(b)In addition to and not in limitation of the indemnification provided under Section 3.1(b) or 3.4 or the Partnership Agreement, the Partnership Group shall indemnify, defend, and hold harmless the Tesoro Entities from and against any Losses suffered or incurred by the Tesoro Entities by reason of or arising out of events and conditions associated with the ownership or operation of the Assets and occurring after the Closing Date (other than Covered Environmental Losses which are provided for under Section 3.1), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

3.6     Indemnification Procedures.

(a)The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article III, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b)The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such claim.

(c)The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article III, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 3.6. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d)In determining the amount of any Losses for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

3.7     Limitations Regarding Indemnification.

(a)The Tesoro Indemnifying Parties shall not, in any calendar year, be obligated to indemnify, defend and hold harmless the Partnership Group for a Covered Environmental Loss under Section 3.1(a)(ii) until such time as the aggregate amount of all Covered Environmental Losses in such calendar year exceeds $400,000 (the “Annual Environmental Deductible”), at which time the Tesoro Indemnifying Parties shall be obligated to indemnify the Partnership Group for the amount of Covered Environmental Losses under Section 3.1(a)(ii) that are in excess of the Annual Environmental Deductible that are incurred by the Partnership Group in such calendar year. The Tesoro Indemnifying Parties shall not, in any calendar year, be obligated to indemnify, defend and hold harmless the Partnership Group for any individual Loss under Section 3.2 until such time as the aggregate amount of all Losses under Section 3.2 that are in such calendar year exceeds $400,000 (the “Annual ROW Deductible”), at which time the Tesoro Indemnifying Parties shall be obligated to indemnify the Partnership Group for all Losses under Section 3.2 in excess of the Annual ROW Deductible that are incurred by the Partnership Group in such calendar year.

(b)With respect to Sections 3.1, 3.2 and 3.5(a), each of the Tesoro Indemnifying Parties shall only be required to indemnify the Partnership Group for Covered Environmental Losses under Section 3.1, Losses under Section 3.2 or Losses under Section 3.5(a) incurred in connection with or related to Assets conveyed, contributed or otherwise transferred to the Partnership Group by such Tesoro Indemnifying Party .

(c)For the avoidance of doubt, there is no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article III.

(d)NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY'S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

ARTICLE IV
CORPORATE SERVICES

6.1General.

(a)Tesoro agrees to provide, and agrees to cause its Affiliates to provide, on behalf of the General Partner, for the Partnership Group's benefit all of the centralized corporate services that Tesoro and its Affiliates have traditionally provided in connection with the Assets including, without limitation, the general and administrative services listed on Schedule IV to this Agreement. As consideration for such services, the Partnership will pay Tesoro an administrative fee (the “Administrative Fee”) of $2.5 million per year, payable in equal monthly installments on or before the tenth business day of each month, commencing in the first month following the Closing Date. The Administrative Fee for the 2011 fiscal year will be prorated based on the number of days from the Closing Date to December 31, 2011. Tesoro may increase or decrease the Administrative Fee on each April 26 of each subsequent year, commencing on

April 26, 2013, by a percentage equal to the change in the Consumer Price Index - All Urban Consumers, U.S. City Average, Not Seasonally Adjusted over the previous 12 calendar months or to reflect any increase in the cost of providing centralized corporate services to the Partnership Group due to changes in any law, rule or regulation applicable to Tesoro or the Partnership Group, including any interpretation of such laws, rules or regulations.

(b)At the end of each calendar year, the Partnership will have the right to submit to Tesoro a proposal to reduce the amount of the Administrative Fee for that year if the Partnership believes, in good faith, that the centralized corporate services performed by Tesoro and its Affiliates for the benefit of the Partnership Group for the year in question do not justify payment of the full Administrative Fee for that year. If the Partnership submits such a proposal to Tesoro, Tesoro agrees that it will negotiate in good faith with the Partnership to determine if the Administrative Fee for that year should be reduced and, if so, the amount of such reduction. If the Parties agree that the Administrative Fee for that year should be reduced, then Tesoro shall promptly pay to the Partnership the amount of any reduction for that year.

(c)The Partnership Group shall reimburse Tesoro for all other direct or allocated costs and expenses incurred by Tesoro and its Affiliates on behalf of the Partnership Group, including, but not limited to the following; provided, however, that the costs and expenses described in subsections (i) through (vi) below shall not apply with respect to employees of the General Partner, Tesoro or its Affiliates that are providing the services listed on Schedule IV:

(i)salaries of employees of the General Partner, Tesoro or its Affiliates, to the extent, but only to the extent, such employees perform services for the Partnership Group, provided that for employees that do not devote all of their business time to the Partnership Group, such expenses shall be based on the annual weighted average of time spent and number of employees devoting services to the Partnership Group;

(ii)except as otherwise provided in Section 4.1(c)(vi) below, the cost of employee benefits relating to employees of the General Partner, Tesoro or its Affiliates, including 401(k), pension, bonuses and health insurance benefits (but excluding Tesoro stock-based compensation expense), to the extent, but only to the extent, such employees perform services for the Partnership Group, provided that for employees that do not devote all of their business time to the Partnership Group, such expenses shall be based on the annual weighted average of time spent and number of employees devoting their services to the Partnership Group

(iii)any expenses incurred or payments made by Tesoro or its Affiliates for insurance coverage with respect to the Assets or the business of the Partnership Group;

(iv)all expenses and expenditures incurred by Tesoro or its Affiliates as a result of the Partnership becoming and continuing as a publicly traded entity, including, but not limited to, costs associated with annual and quarterly reports, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, tax return and Schedule K-1 preparation and distribution, legal fees and independent director compensation;

(v)all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the services provided by Tesoro and its Affiliates to the Partnership Group pursuant to Section 4.1(a); and

(vi)any severance or similar amounts (“Severance Amounts”) due to the President of the General Partner or the Vice President, Logistics of the General Partner in the event of a Change of Control (or similar term, in each case as defined in the applicable management stability agreement) of Tesoro under the terms of their respective management stability agreements with Tesoro, provided that such reimbursement shall be based on the percentage of time spent by such employee on the business of the Partnership Group during the last completed payroll period immediately preceding the date of such Change of Control. Notwithstanding anything in this Agreement to the contrary, in no event will the Partnership Group reimburse Tesoro for, or otherwise in any way be responsible for, (A) any Severance Amounts due to any employee of the General Partner, Tesoro or its Affiliates (other than the President of the General Partner or the Vice President, Operations of the General Partner) in the event of a Change of Control (or similar term, in each case as defined in the applicable Employment Agreement) of Tesoro, or (B) any Tesoro stock-based compensation expense related to accelerated vesting of Tesoro equity awards. For the purposes of this Section 4.1(c)(vi), the term “Employment Agreement” shall include any employment agreement, management stability agreement or similar agreement between Tesoro and any employee of the General Partner, Tesoro or its Affiliates.

Such reimbursements shall be made on or before the tenth business day of the month following the month such costs and expenses are incurred, other than reimbursements solely related to bonuses for employees of the General Partner, which shall be reimbursed on or prior to the last business day of the month that such bonuses are paid. For the avoidance of doubt, the costs and expenses set forth in Section 4.1(c) shall be paid by the Partnership Group in addition to, and not as a part of or included in, the Administrative Fee.
ARTICLE V
CAPITAL AND OTHER EXPENDITURES

5.1Reimbursement of Maintenance Capital and Other Expenditures. Tesoro Refining and Marketing will reimburse the Partnership Group on a dollar-for-dollar basis, without duplication, for each of the following:

(a)during the period commencing on April 26, 2011 and ending on the Second Deadline Date, expenses incurred by the Partnership Group solely in order to comply with vapor recovery or combustion and spill containment requirements associated with the Assets;

(b)expenses incurred by the Partnership Group for repairs and maintenance to storage tanks included as part of the Assets and expenses that are made solely in order to comply with current minimum standards under (i) the U.S. Department of Transportation's Pipeline Integrity Management Rule 49 CFR 195.452 and (ii) American Petroleum Institute (API) Standard 653 for Aboveground Storage Tanks, but only if and to the extent that such repairs and maintenance are identified before, during or as a result of the first scheduled API 653 inspections that occur after the Closing Date; and

(c)those certain capital and expense projects related to the Assets and described on Schedule VI to this Agreement.

ARTICLE VI
RIGHT OF FIRST OFFER

6.1Right of First Offer to Purchase Certain Assets retained by Tesoro Entities.

(a)Each ROFO Asset Owner hereby grants to the Partnership Group a right of first offer until April 26, 2021 (the “ROFO Period”) on any ROFO Asset set forth next to such ROFO Asset Owner's name on Schedule V to this Agreement to the extent that such ROFO Asset Owner proposes to Transfer any ROFO Asset (other than to an Affiliate who agrees in writing that such ROFO Asset remains subject to the provisions of this Article VI and such Affiliate assumes the obligations under this Article VI with respect to such ROFO Asset) or enter into any agreement to do any of the foregoing during the ROFO Period.

(b)The Parties acknowledge that any Transfer of ROFO Assets pursuant to the Partnership Group's right of first offer is subject to the terms of all existing agreements with respect to the ROFO Assets; provided, however, that Tesoro represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such agreements that would materially impair the rights granted to the Partnership Group pursuant to this Article VI with respect to any ROFO Asset.

6.2Procedures.

(a)In the event a ROFO Asset Owner proposes to Transfer any applicable ROFO Asset (other than to an Affiliate) during the ROFO Period (a “Proposed Transaction”), such ROFO Asset Owner shall, prior to entering into any such Proposed Transaction, first give notice in writing to the Partnership Group (the “ROFO Notice”) of its intention to enter into such Proposed Transaction. The ROFO Notice shall include any material terms, conditions and details as would be necessary for a Partnership Group Member to make a responsive offer to enter into the Proposed Transaction with the applicable ROFO Asset Owner, which terms, conditions and details shall at a minimum include any terms, condition or details that such ROFO Asset Owner would propose to provide to non-Affiliates in connection with the Proposed Transaction. The Partnership Group shall have 60 days following receipt of the ROFO Notice to propose an offer to enter into the Proposed Transaction with such ROFO Asset Owner (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the applicable Partnership Group Member proposes to pay for the ROFO Asset and the other terms of the purchase including, if requested by a Tesoro Entity, the terms on which the Partnership Group Member will provide services to the Tesoro Entity to enable the Tesoro Entity to utilize the applicable ROFO Asset) pursuant to which the Partnership Group would be willing to enter into a binding agreement for the Proposed Transaction. The decision to issue the ROFO Response and the terms of the ROFO Response shall be subject to approval by the Conflicts Committee. If no ROFO Response is delivered by the Partnership Group within such 60-day period, then the Partnership Group shall be deemed to have waived its right of first offer with respect to such ROFO Asset.

(b)Unless the ROFO Response is rejected pursuant to written notice delivered by the applicable ROFO Asset Owner to the applicable Partnership Group Member within 60 days of the delivery of the ROFO Response, such ROFO Response shall be deemed to have been accepted by the applicable ROFO Asset Owner and such ROFO Asset Owner shall enter into an agreement with the applicable Partnership Group Member providing for the consummation of the Proposed Transaction upon the terms set forth in the ROFO Response and, if applicable, the Partnership Group Member will enter into an agreement with the Tesoro Entity setting forth the terms on which the Partnership Group Member will provide services to the Tesoro Entity to enable the Tesoro Entity to utilize the ROFO Asset. Unless otherwise agreed between the applicable Tesoro Entity and Partnership Group Member, the terms of the purchase and sale agreement will include the following:

(i)the Partnership Group Member will deliver the agreed purchase price (in cash, Partnership Securities, an interest-bearing promissory note, or any combination thereof);

(ii)the applicable ROFO Asset Owner will represent that it has title to the ROFO Assets that is sufficient to operate the ROFO Assets in accordance with their intended and historical use, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable ROFO Asset, plus any other such matters as the Partnership Group Member may approve. If the Partnership Group Member desires to obtain any title insurance with respect to the ROFO Asset, the full cost and expense of obtaining the same (including but not limited to the cost of title examination, document duplication and policy premium) shall be borne by the Partnership Group Member;

(iii)the applicable ROFO Asset Owner will grant to the Partnership Group Member the right, exercisable at the Partnership Group Member's risk and expense prior to the delivery of the ROFO Response, to make such surveys, tests and inspections of the ROFO Asset as the Partnership Group Member may deem desirable, so long as such surveys, tests or inspections do not damage the ROFO Asset or interfere with the activities of the applicable ROFO Asset Owner;

(iv)the closing date for the purchase of the ROFO Asset shall occur no later than 180 days following receipt by ROFO Asset Owner of the ROFO Response pursuant to Section 6.2(a);

(v)the applicable ROFO Asset Owner and Partnership Group Member shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 6.2(b), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

(vi)neither the applicable ROFO Asset Owner nor the applicable Partnership Group Member shall have any obligation to sell or buy the applicable ROFO Asset if any of the consents referred to in Section 6.1(b)(v) has not been obtained.

(c)If the Partnership Group has not timely delivered a ROFO Response as specified above with respect to a Proposed Transaction that is subject to a ROFO Notice, the applicable ROFO Asset Owner shall be free to enter into a Proposed Transaction with any third party on terms and conditions no more favorable to such third party than those set forth in the ROFO Notice. If a ROFO Response with respect to any Proposed Transaction is rejected by the applicable ROFO Asset Owner, such ROFO Asset Owner shall be free to enter into a Proposed Transaction with any third party (i) on terms and conditions (excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed in respect of the Partnership Group in the ROFO Response and (ii) at a price equal to no less than 100% of the price offered by the applicable Partnership Group Member in the ROFO Response to such ROFO Asset Owner.

ARTICLE VII
LICENSE OF NAME AND MARK

7.1Grant of License. Upon the terms and conditions set forth in this Article VII, Tesoro hereby grants and conveys to each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty-free right and license (“License”) to use the name “Tesoro” (the “Name”) and any other trademarks owned by Tesoro which contain the Name (collectively, the “Marks”).

7.2Ownership and Quality. The Partnership agrees that ownership of the Name and the Marks and the goodwill relating thereto shall remain vested in Tesoro both during the term of this License and thereafter, and the Partnership further agrees, and agrees to cause the other members of the Partnership Group, never to challenge, contest or question the validity of Tesoro's ownership of the Name and Marks or any registration thereto by Tesoro. In connection with the use of the Name and the Mark, the Partnership and any other member of the Partnership Group shall not in any manner represent that they have any ownership in the Name and the Marks or registration thereof except as set forth herein, and the Partnership, on behalf of itself and the other members of the Partnership Group, acknowledge that the use of the Name and the Marks shall not create any right, title or interest in or to the Name and the Mark, and all use of the Name and the Marks by the Partnership or any other member of the Partnership Group, shall inure to the benefit of Tesoro. The Partnership agrees, and agrees to cause the other members of the Partnership Group, to use the Name and Marks in accordance with such quality standards established by Tesoro and communicated to the Partnership from time to time, it being understood that the products and services offered by the members of the Partnership Group immediately before the Closing Date are of a quality that is acceptable to Tesoro and justifies the License.

7.3Termination. The License shall terminate upon a termination of this Agreement pursuant to Section 9.4.

ARTICLE VIII
REPRESENTED EMPLOYEES; VEHICLE LEASES

8.1Transfer of Represented Employees. The Parties acknowledge and agree that certain Tesoro Refining and Marketing employees then covered by collective bargaining agreements with Tesoro Refining and Marketing existing as of a Closing Date (the “Represented Employees”) have been or will be transferred to and shall become employees of the General Partner on or before the end of the fiscal year in which that Closing Date occurred. The Parties agree to cooperate and shall take all action necessary to effectuate such transfer and shall comply with the terms of the applicable collective bargaining agreements with respect to the Represented Employees.

8.2Vehicle Leases. The Parties acknowledge and agree that the members of the Partnership Group shall have the right to use any vehicles leased by the General Partner for use in the operation of the Partnership Group's business.

ARTICLE IX
MISCELLANEOUS

9.1Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in San Antonio, Texas.

9.2Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient's normal business hours or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 9.2.

If to the Tesoro Entities:

Tesoro Corporation
19100 Ridgewood Parkway
San Antonio, Texas 78259-1828
Attn: Charles S. Parrish
Facsimile: (210) 745-4494

If to the Partnership Group:

Tesoro Logistics LP

c/o Tesoro Logistics GP, LLC, its General Partner
19100 Ridgewood Parkway
San Antonio, Texas 78259-1828
Attn: Charles S. Parrish
Facsimile: (210) 745-4494

9.3Entire Agreement. This Agreement together with the Schedules attached hereto (which are incorporated herein by reference) constitute the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

9.4Termination of Agreement. This Agreement, other than the provisions set forth in Article III hereof, may be terminated by Tesoro or the Partnership upon a Partnership Change of Control. For the avoidance of doubt, the Parties' indemnification obligations under Article III shall survive the termination of this Agreement in accordance with their respective terms.

9.5Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

9.6Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto; provided, however, that the Partnership may make a collateral assignment of this Agreement solely to secure working capital financing for the Partnership.

9.7Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

9.8Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

9.9Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

9.10Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

9.11Amendment and Restatement. This Agreement amends and restates the Original Agreement in its entirety and the Parties agree that the terms and provisions of this Agreement replace the terms and provisions of the Original Agreement, which is no longer in force, as of the date hereof.

9.12Amendment of Schedules. The Parties may amend and restate the Schedules at any time without otherwise amending or restating this Agreement by the execution by all of the Parties of a cover page to the amended Schedules in the form attached hereto as Exhibit A. Such amended and restated Schedules shall replace the prior Schedules as of the date of execution of the cover page and shall be incorporated by reference into this Agreement for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.
TESORO CORPORATION

By:     /s/ GREGORY J. GOFF
Gregory J. Goff
President

TESORO REFINING AND MARKETING COMPANY

By:     /s/ GREGORY J. GOFF
Gregory J. Goff
President

TESORO COMPANIES, INC.

By:     /s/ GREGORY J. GOFF
Gregory J. Goff
President

TESORO ALASKA COMPANY

By:     /s/ GREGORY J. GOFF
Gregory J. Goff
President

TESORO LOGISTICS LP

By:	Tesoro Logistics GP, LLC,
its general partner

By:	/s/ PHILLIP M. ANDERSON
Phillip M. Anderson
President

TESORO LOGISTICS GP, LLC

By:	/s/ PHILLIP M. ANDERSON
Phillip M. Anderson
President

EXHIBIT A
FORM OF COVER PAGE FOR
AMENDMENT AND RESTATEMENT OF SCHEDULES
TO AMENDED AND RESTATED OMNIBUS AGREEMENT

An Amended and Restated Omnibus Agreement was executed as of April 1, 2012 (the “Amended and Restated Omnibus Agreement”), among Tesoro Corporation, on behalf of itself and the other Tesoro Entities, Tesoro Refining and Marketing Company, Tesoro Companies, Inc., Tesoro Alaska Company, Tesoro Logistics LP and Tesoro Logistics GP, LLC. Capitalized terms not otherwise defined in this document shall have the terms set forth in the Amended and Restated Omnibus Agreement.
The Parties agree that the Schedules are hereby amended and restated in their entirety as of the date hereof to be as attached hereto. Pursuant to Section 9.12 of the Amended and Restated Omnibus Agreement, such amended and restated Schedules shall replace the prior Schedules as of the date hereof and shall be incorporated by reference into the Amended and Restated Omnibus Agreement for all purposes.
Executed as of _______________, 20___.

TESORO CORPORATION

By:
Name:
Title:

TESORO REFINING AND MARKETING COMPANY

By:
Name:
Title:

TESORO COMPANIES, INC.

By:
Name:
Title:

TESORO ALASKA COMPANY

By:
Name:
Title:

TESORO LOGISTICS LP

By:	Tesoro Logistics GP, LLC,
its general partner

By:
Name:
Title:

TESORO LOGISTICS GP, LLC

By:
Name:
Title:

Schedule I
Pending Environmental Litigation

For Initial Contribution Agreement listed on Schedule VII:
None.

For Amorco Contribution Agreement listed on Schedule VII:
None.

Schedule II
Environmental Matters
For Initial Contribution Agreement set forth on Schedule VII:
1. Anchorage #1 Terminal soil and groundwater have been impacted by gasoline and diesel releases from previously buried pipelines. The site is considered characterized and is currently undergoing removal of product from the water table, groundwater treatment, and long-term monitoring.
2. Anchorage #2 Terminal soil and groundwater have been impacted by gasoline releases occurring prior to Tesoro's purchase of the facility. The site is considered characterized and is currently undergoing groundwater monitoring and treatment. Off-site groundwater investigations are scheduled for 2012.
3. Stockton Terminal soil and groundwater have been impacted by gasoline and diesel releases from pipelines and/or product storage tanks. The site is considered substantially characterized and is undergoing groundwater treatment and groundwater monitoring. Off-site groundwater impacts are commingled with neighboring petroleum storage terminals.
4. Burley Terminal groundwater was impacted by gasoline releases occurring prior to Tesoro's purchase of the facility. Groundwater impacts were commingled with neighboring petroleum storage terminals. Hydrocarbon concentrations in groundwater samples do not exceed previously established target levels for groundwater and surface water protection. Regulatory closure is pending.
5. Wilmington Sales Terminal soil and groundwater have been impacted by gasoline releases occurring prior to Tesoro's purchase of the facility. Groundwater investigation and monitoring is on-going. Tesoro is indemnified by the previous owner for Investigation and remediation obligations.
6. Salt Lake City Terminal soil and groundwater have been impacted by gasoline and diesel releases from pipelines and/or product storage tanks occurring prior to Tesoro's purchase of the facility. The site is considered characterized and is currently undergoing removal of product from the water table and long-term monitoring. There are no known soil or groundwater impacts at the Northwest Crude Oil tank farm.
7. The Stockton Terminal emits volatile organic compounds (VOCs) below “major source” emission criteria. In 2010, the San Joaquin Air Quality Management District announced it is reducing its major source threshold. When the Stockton Terminal expands its operations or increases throughput, the potential to emit VOC will increase and the Stockton terminal will become subject to regulation as a major source. This will require a Title V Air Operating Permit. In addition, the Stockton facility will be required to install an automated continuous emission monitor at a cost of approximately $75,000.

For Amorco Contribution Agreement set forth on Schedule VII:

1.     The soil and groundwater on the site of the Tankage, as defined in the Amorco Contribution Agreement, have been impacted by methyl tertiary butyl ether releases from previously buried pipelines. The site is considered characterized and is currently undergoing removal of methyl tertiary butyl ether from the water table, groundwater treatment, and long-term monitoring.
2.     Any environmental violation or contamination due to SHPL, as defined in the Amorco Contribution Agreement, being underground prior to the Closing Date.

Schedule III
Pending Litigation
For Initial Contribution Agreement listed on Schedule VII:
None.

For Amorco Contribution Agreement listed on Schedule VII:
None.

Schedule IV
General and Administrative Services

(1)	Executive management services of Tesoro employees who devote less than 50% of their business time to the business and affairs of the Partnership, including stock based compensation expense

(2)	Financial and administrative services (including, but not limited to, treasury and accounting)

(3)	Information technology services

(4)	Legal services

(5)	Health, safety and environmental services

(6)	Human resources services

(7)	Insurance coverage under Tesoro insurance policies

(8)
For the Assets included in the Initial Contribution Agreement and the Amorco Contribution Agreement, Tesoro shall pay the costs for oil spill response services provided by the Marine Preservation Association related to obligations for oil spill prevention response.

Schedule V
ROFO Assets

Asset	Owner
Golden Eagle Refined Products Terminal (Martinez, California).  A terminal located at the Golden Eagle Refinery consisting of a truck loading rack with three loading bays supplied by pipeline from storage tanks located at the Golden Eagle Refinery. The terminal does not have refined product storage capacity.
Tesoro Refining and Marketing

Golden Eagle Avon Wharf Facility (Martinez, California).  A wharf facility located on the Sacramento River near the Golden Eagle Refinery consisting of a single-berth dock and related pipelines. The facility does not have crude oil or refined products storage capacity and receives refined products from the Golden Eagle Refinery through interconnecting pipelines for delivery into marine vessels. The facility can also receive refined products and intermediate feedstocks from marine vessels for delivery to the Golden Eagle Refinery.
Tesoro Refining and Marketing

Tesoro Alaska Pipeline (Nikiski, Alaska).  A common carrier pipeline consisting of approximately 69 miles of 10-inch pipeline with capacity to transport approximately 48,000 bpd of refined products from the Kenai Refinery to Anchorage International Airport and to a receiving station at the Port of Anchorage that is connected to the Partnership Group's Anchorage terminal as well as third party terminals.
Tesoro Alaska

Nikiski Dock and Storage Facility (Nikiski, Alaska).  A single-berth dock and storage facility located at the Kenai Refinery that includes five crude oil storage tanks with a combined capacity of approximately 930,000 barrels, ballast water treatment capability and associated pipelines, pumps and metering stations. The dock and storage facility receives crude oil from marine tankers and from local production fields via pipeline and truck, and also delivers refined products from the refinery to marine vessels.
Tesoro Alaska

Nikiski Refined Products Terminal (Nikiski, Alaska).  A terminal located at the Kenai Refinery consisting of a truck loading rack with two loading bays supplied by pipeline from the Kenai Refinery and six refined product storage tanks with a combined capacity of 211,000 barrels.
Tesoro Alaska

Los Angeles Crude Oil and Refined Products Pipeline System (Los Angeles, California).  A pipeline system located in the Los Angeles, California metropolitan area consisting of nine separate U.S. Department of Transportation-regulated pipelines totaling approximately 17 miles in length that transport crude oil, feedstocks and refined products between Tesoro Refining and Marketing's Los Angeles Refinery and Long Beach terminal and various third party facilities.
Tesoro Refining and Marketing

Anacortes Refined Products Terminal (Anacortes, Washington). A terminal located at the Anacortes Refinery consisting of a truck	Tesoro Refining and Marketing

loading rack with two loading bays that receive diesel fuel from storage tanks located at the Anacortes Refinery. The terminal does not have refined product storage capacity

Anacortes Marine Terminal and Storage Facility (Anacortes, Washington).  A marine terminal and storage facility located at the Anacortes Refinery consisting of a crude oil and refined products wharf facility and four storage tanks for crude oil and heavy products with a combined storage capacity of 1.4 million barrels. The marine terminal and storage facility receive crude oil and other feedstocks from marine vessels and third-party pipelines for delivery to the Anacortes Refinery. The facility also delivers refined products from the Anacortes Refinery to marine vessels.
Tesoro Refining and Marketing

Long Beach Marine Terminal (Long Beach, California).  A marine terminal leased from the Port of Long Beach, California consisting of a dock with two vessel berths. The terminal receives crude oil and other feedstocks from marine vessels for delivery to the Los Angeles Refinery and other third-party refineries and terminals, and receives refined and intermediate products from the Los Angeles Refinery for delivery to marine vessels.
Tesoro Refining and Marketing

Schedule VI
Existing Capital and Expense Projects

For Initial Contribution Agreement listed on Schedule VII:

That certain project related to AFE # 102120001, which provides for side stream ethanol blending into all gasoline at the Salt Lake City terminal by adding truck ethanol unloading capability, utilizing the existing premium day tank for ethanol and delivering premium direct from the Salt Lake City refinery tankage. New ethanol truck unloading facilities will be installed. New Pumps will also be installed for delivering higher volumes of premium gasoline from the Salt Lake City refinery to the Salt Lake City terminal. An ethanol injection skid will be installed along with piping changing to the existing Salt Lake City terminal to allow the ethanol to be injected in the gasoline stream.
That certain project number 2010113058 at the Mandan refinery, to update additive equipment to allow the offering of Shell additized gasoline.
That certain project related to AFE # 107120005, which provides for ratio ethanol blending into gasoline on the rack at the Burley, Idaho Terminal by adding truck ethanol unloading capability, adding tankage for ethanol storage and installing new ethanol meters associated with each gasoline loading arm. New ethanol truck unloading facilities will also be installed.
That certain project number 2007000263 at the Mandan refinery, to update the truck rack sprinkler system.
That certain project number 2010113017 at the Mandan refinery, to upgrade the rack blending hydraulic system to reduce/eliminate inaccurate blends at the load rack.
That certain project number 2011433001 at the Mandan refinery, to move the JP8 to new bay and have three bays for loading product across the rack.
That certain project number 2011432602 at the Stockton terminal, install a continuous vapor emission monitor on the vapor recovery unit for compliance with air quality regulations.
For Amorco Contribution Agreement listed on Schedule VII:
That certain project related to AFE# 097100014 and AFE# 107100014 at the Amorco terminal, which provide repairs and upgrades to the wharf regarding MOTEMS standards.

That certain project related to AFE# 112100001 at the Amorco terminal, which installs a jet mixer system for crude lab testing.

All other major expense projects that are within the scope of open Work Orders as of the Effective Date

Schedule VII
Contribution Agreements and Applicable Terms
Initial Contribution Agreement

Contribution Agreement	Closing Date	First Deadline Date	Second Deadline Date	Tesoro Indemnifying Parties	Tesoro Indemnified Parties	Third Deadline Date
Contribution, Conveyance and Assumption Agreement, dated as April 26, 2011, among the Partnership, the General Partner, Tesoro Logistics Operations LLC, Tesoro, Tesoro Alaska, Tesoro Refining and Marketing, and Tesoro High Plains Pipeline Company LLC
	April 26, 2011	April 26, 2013	April 26, 2016	Tesoro Refining and marketing and Tesoro Alaska	Tesoro Refining and Marketing	April 26, 2021

Amorco Contribution Agreement

Contribution Agreement	Closing Date	First Deadline Date	Second Deadline Date	Tesoro Indemnifying Parties	Tesoro Indemnified Parties	Third Deadline Date
Contribution, Conveyance and Assumption Agreement dated as of April 1, 2012, among the Partnership, the General Partner, Tesoro Logistics Operations LLC, Tesoro and Tesoro Refining and Marketing	April 1, 2012	April 1, 2014	April 1, 2017	Tesoro Refining and Marketing	Tesoro Refining and Marketing	April 1, 2022

Exception to Right of Way Indemnification. As of the Closing Date for the Amorco Contribution Agreement, Tesoro Refining and Marketing shall own the leasehold rights in the “Wharf Lease” issued by the California State Lands Commission and the easements, rights of way and permits for the “SHPL,” all as defined in the Amorco Contribution Agreement, and the Partnership Group shall provide operational, maintenance and management services with respect to such Assets pursuant to the MTUTA. Title to Wharf Lease rights and the SHPL are scheduled to be contributed to the Partnership Group at a later date, as set forth in the Amorco Contribution Agreement. The Right of Way Indemnification set forth in Section 3.2 herein applies to the extent that a Loss arises with respect to a Partnership Group Member's interests under the MTUTA before title to such Assets is contributed to the Partnership Group Member or with respect to a Partnership Group Member's failure to become the owner of such valid and indefeasible easement rights or fee ownership or leasehold interests in such Assets after they are finally contributed to the Partnership Group as contemplated in the Amorco Contribution Agreement. The Closing Date provided for in this Agreement shall be as set forth above, without regard to when title to these Assets is finally contributed to a Partnership Group Member.